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                                                                      EXHIBIT 15



May 10, 2000


Koger Equity, Inc.
8880 Freedom Crossing Trail
Jacksonville, Florida  32256




We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Koger Equity, Inc. and subsidiaries for the periods ended March 31, 2000 and 1999, as indicated in our report dated April 28, 2000; because we did not perform an audit, we expressed no opinion on such financial information.

We are aware that our report referred to above, which is included in your Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000, is incorporated by reference in Registration Statement No. 33-55179 of Koger Equity, Inc. on Form S-3, Registration Statement No. 33-54617 of Koger Equity, Inc. on Form S-8, Registration Statement No. 333-20975 of Koger Equity, Inc. on Form S-3, Registration Statement No. 333-23429 of Koger Equity, Inc. on Form S-8, Registration Statement No. 333-37919 of Koger Equity, Inc. on Form S-3 and Registration Statement No. 333-33388 of Koger Equity, Inc. on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.








DELOITTE & TOUCHE LLP
Certified Public Accountants
Jacksonville, Florida